CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2006, relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Report to Shareholders of Westwood Equity Fund, Westwood Balanced Fund, Westwood Intermediate Bond Fund, Westwood SmallCap Equity Fund, Westwood Income Fund, and Westwood Mighty Mites Fund (constituting The Westwood Funds, hereafter referred to as the "Funds") which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.








/s/ PricewaterhouseCoopers LLP
New York, New York
January 29, 2007